Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2012; ADDITIONAL COST REDUCTION ACTIONS ANNOUNCED

MILWAUKEE, April 26, 2012/PRNewswire/ --

Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its third fiscal quarter and first nine months ended April 1, 2012.

Highlights:

•	Third quarter fiscal 2012 consolidated net sales were $720.1 million or comparable to third quarter fiscal 2011 consolidated net sales of $720.3 million.

•
Third quarter fiscal 2012 adjusted consolidated net income of $49.5 million, or $0.99 per diluted share, excluding a $9.6 million after tax restructuring charge, or $0.19 per diluted share, related to previously announced restructuring actions. Including restructuring charges, net income of $39.9 million or $0.80 per diluted share.

•
Products Group to phase out lawn and garden product offerings to national mass retailers. Engines Group to continue to support this channel with OEMs. Products Group focus will be on dealers and regional retailers for lawn and garden products.

•	Auburn plant reconfigured through move of horizontal shaft engines off-shore.

•	Salaried workforce intended to be reduced by 10% based on above actions and reduced infrastructure needs given market levels.

•	Total annualized pre-tax savings related to all announced restructuring actions are estimated to exceed $40 million by fiscal 2014.

Consolidated Results:

Consolidated net sales for the third quarter of fiscal 2012 were $720.1 million, a decrease of $0.2 million or comparable to the same period a year ago. Fiscal 2012 third quarter consolidated net income was $39.9 million or $0.80 per diluted share. The third quarter of fiscal 2011 consolidated net income was $51.5 million or $1.02 per diluted share.

Included in consolidated net income for the third quarter of fiscal 2012 were pre-tax charges of $19.8 million ($9.6 million after tax or $0.19 per diluted share) associated with the previously announced restructuring actions to close the Ostrava, Czech Republic and Newbern, Tennesee manufacturing facilities and reconfigure operations of the engine plant in Poplar Bluff, Missouri. After considering the impact of the restructuring charges, adjusted consolidated net income for the third quarter of fiscal 2012 was $49.5 million or $0.99 per diluted share, which was lower by $2.0 million or $0.03 per diluted share compared to third quarter fiscal 2011 consolidated net income of $51.5 million or $1.02 per diluted share.

“The early spring warm weather we experienced in the U.S. provided an early start to the lawn and garden season domestically while sales were significantly lower in Europe as consumers are cautiously spending due to concerns about the overall economy” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “The early spring benefited our Products Group more than our Engines Group as the favorable weather drove retail sell-through. Equipment OEMs had inventory that was adequate to cover the early season activity. The Engines Group did not see significant re-orders from OEMs in the third fiscal quarter.” Teske continued, “We are pleased with the continued progress of our Products Group in improving the operations and the financial performance as we execute our strategy of focusing on higher margin products. While we are making progress, we have more work to do as we deliver innovative new products and improve the efficiency of our operations.”

For the first nine months of fiscal 2012, consolidated net sales were $1.6 billion, an increase of $60.6 million or 4.0% when compared to the same period a year ago. Consolidated net income for the first nine months of fiscal 2012 was $37.4 million or $0.74 per diluted share. Consolidated net income for the first nine months of fiscal 2011 was $42.2 million or $0.84 per diluted share.

Included in consolidated net income for the first nine months of fiscal 2012 were the aforementioned pre-tax restructuring charges of $19.8 million ($9.6 million after tax or $0.19 per diluted share). Included in consolidated net income for the first nine months of fiscal 2011 was a $3.5 million pre-tax charge ($2.2 million after tax or $0.04 per diluted share) related to previously announced organization changes and $3.9 million of additional pre-tax costs ($2.4 million after tax or $0.05 per diluted share) associated with the redemption premium of the 8.875% Senior Notes and the write-off of the related deferred financing costs. After considering the impact of items related to the restructuring charges, organization changes, and debt redemption, adjusted consolidated net income for the first nine months of fiscal 2012 was $47.0 million or $0.93 per diluted share, which was higher by $0.3 million or less than $0.01 per diluted share compared to the first nine months of fiscal 2011 adjusted consolidated net income of $46.7 million or $0.93 per diluted share.

Engines Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2012	2011	2012	2011
Engines Net Sales	$498,009	$503,809	$987,486	$1,007,250

Engines Gross Profit as Reported	$100,320	$124,362	$186,555	$235,567
Restructuring Charges	9,943	—	9,943	—
Adjusted Engines Gross Profit	$110,263	$124,362	$196,498	$235,567

Engines Gross Profit % as Reported	20.1%	24.7%	18.9%	23.4%
Adjusted Engines Gross Profit %	22.1%	24.7%	19.9%	23.4%

Engines Income from Operations as Reported	$55,051	$77,463	$51,875	$92,312
Restructuring Charges	9,943	—	9,943	—
Organization Changes Charge	—	—	—	559
Adjusted Engines Income from Operations	$64,994	$77,463	$61,818	$92,871

Engines Income from Operations % as Reported	11.1%	15.4%	5.3%	9.2%
Adjusted Engines Income from Operations %	13.1%	15.4%	6.3%	9.2%

Engines Segment fiscal 2012 third quarter net sales were $498.0 million, which was $5.8 million or 1.1% lower than the same period a year ago. This decrease in net sales was primarily driven by lower shipment volumes of engines due to reduced shipments to lawn and garden OEMs in the North American and European markets, and unfavorable foreign exchange of $1.6 million, partially offset by improved pricing.

The Engines Segment adjusted gross profit for the third quarter of 2012 was $110.3 million, which was $14.1 million lower compared to the third quarter of fiscal 2011 gross profit of $124.4 million. Adjusted gross profit was lower than the same period one year ago due to lower net sales, unfavorable absorption on lower production volumes, unfavorable foreign exchange of $2.4 million, and higher manufacturing spending. Higher manufacturing spending is attributed to start-up costs of $1.9 million associated with launching our Phase III emissions compliant engines. Increased pricing offset increased commodity costs.

The Engines Segment engineering, selling, general and administrative expenses were $45.3 million in the third quarter of fiscal 2012, a decrease of $1.6 million from the third quarter of fiscal 2011 due to a reduction in employee compensation costs in fiscal 2012.

Engines Segment net sales for the first nine months of fiscal 2012 were $987.5 million, which was lower by $19.8 million or 2.0% compared to the same period a year ago. This decrease in net sales was primarily driven by lower shipment volumes of engines to OEMs for lawn and garden products in the North American and European markets, and unfavorable foreign exchange of $3.4 million primarily related to the Euro, partially offset by increased pricing, a favorable mix of product shipped that reflected proportionally larger volumes of units used on riding lawn mowers, snow throwers and portable and standby generators.

The Engines Segment adjusted gross profit for the first nine months of fiscal 2012 was $196.5 million, which was $39.1 million lower compared to the third quarter of fiscal 2011 gross profit of $235.6 million. Adjusted gross profit was lower than the same period one year ago due to lower net sales, reduced absorption on lower production volumes of $5.4 million, unfavorable foreign exchange of $7.2 million, and higher manufacturing spending associated with rising commodity costs and start-up costs of $8.0 million associated with launching our Phase III emissions compliant engines, partially offset by improved engine pricing.

The Engines Segment engineering, selling, general and administrative expenses were $134.7 million in the first nine months of fiscal 2012, a decrease of $8.6 million from the first nine months of fiscal 2011 primarily due to lower employee compensation expense and the absence of $0.6 million of organization change costs in the current fiscal year.

Products Segment:

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
(In Thousands)	2012	2011	2012	2011
Products Net Sales	$281,271	$267,535	$731,969	$621,484

Products Gross Profit as Reported	$27,246	$25,828	$81,675	$55,219
Restructuring Charges	9,821	—	9,821	—
Adjusted Products Gross Profit	$37,067	$25,828	$91,496	$55,219

Products Gross Profit % as Reported	9.7%	9.7%	11.2%	8.9%
Adjusted Products Gross Profit %	13.2%	9.7%	12.5%	8.9%

Products Income (Loss) from Operations as Reported	$(1,153)	$1,730	$1,717	$(17,538)
Restructuring Charges	9,821	—	9,821	—
Organization Changes Charge	—	—	—	2,978
Adjusted Products Income (Loss) from Operations	$8,668	$1,730	$11,538	$(14,560)

Products Income (Loss) from Operations % as Reported	(0.4)%	0.6%	0.2%	(2.8)%
Adjusted Products Income (Loss) from Operations %	3.1%	0.6%	1.6%	(2.3)%

Products Segment fiscal 2012 third quarter net sales were $281.3 million, an increase of $13.7 million or 5.1% from the same period a year ago. The increase in net sales was primarily due to increased sales of standby generators, pressure washers and lawn and garden equipment. This increase was partially offset by lower shipments of snow throwers and related service parts and portable generators due to limited snowfall and a lack of ice storms in fiscal 2012.

The Products Segment adjusted gross profit for the third quarter of 2012 was $37.1 million, which was $11.2 million higher compared to the third quarter of fiscal 2011 gross profit of $25.8 million. Adjusted gross profit was higher compared to the prior year due to favorable mix of lawn and garden sales through the dealer channel, improved pricing, production operational improvements of $1.8 million, and favorable absorption benefit on higher production levels, partially offset by increased commodity costs.

The Products Segment fiscal 2012 third quarter engineering, selling, general and administrative expenses were $28.4 million, an increase of $4.3 million from the third quarter of fiscal 2011. The increase is attributable to greater selling expense to support investments in international growth, higher employee compensation expense and $0.9 million of bad debt expense recorded in fiscal 2012 attributable to distributors in the European market.

Products Segment net sales for the first nine months of fiscal 2012 were $732.0 million, an increase of $110.5 million or 17.8% from the same period a year ago. The increase in net sales was primarily due to increased sales of portable and standby generators due to widespread power outages in the U.S. as a result of a landed hurricane and subsequent snow storm on the United States East Coast earlier in the fiscal year, increased shipments of snow equipment after channel inventories were depleted from the prior selling season, improved pricing and favorable foreign exchange of $5.1 million. There were no landed hurricanes in fiscal 2011.

The Products Segment adjusted gross profit for the first nine months of fiscal 2012 was $91.5 million, which was $36.3 million higher compared to the third quarter of fiscal 2011 gross profit of $55.2 million. Adjusted gross profit was higher compared to the same period one year ago due to the increase in net sales, favorable mix of lawn and garden sales through the dealer channel, improved pricing, favorable foreign exchange of $1.0 million, production operational improvements of $13.7 million and manufacturing absorption benefits of $8.7 million, partially offset by increased commodity costs.

The Products Segment engineering, selling, general and administrative expenses were $80.0 million in the first nine months of fiscal 2012, an increase of $7.2 million from the first nine months of fiscal 2011 primarily due to greater selling expense to support investments in international growth, unfavorable foreign exchange of $0.8 million, higher marketing expense domestically and increased salaries, partially offset by the absence of $3.0 million of organization change costs in the current fiscal year.

Corporate Items:

Interest expense for the third quarter of fiscal 2012 was $0.3 million higher compared to the same period a year ago due to higher average interest rates, partially offset by lower average borrowings. For the first nine months of fiscal 2012, interest expense was $4.7 million lower compared to the first nine months of fiscal 2011 due to $3.9 million of pre-tax charges associated with the refinancing of Senior Notes during the second quarter of fiscal 2011, which did not recur in the current fiscal year, as well as lower average outstanding borrowings at lower interest rates.

The effective tax rate for the third quarter and first nine months of fiscal 2012 was 20.4% and 13.4%, respectively, compared to 32.4% and 30.3% for the same respective periods last year. The decrease in the effective tax rate for the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011 was primarily driven by a net benefit of $3.3 million related to Ostrava plant restructuring charges incurred during the recent quarter. The decrease in the effective tax rate for the first nine months of fiscal 2012 compared to the first nine months of fiscal 2011 was primarily due to the aforementioned restructuring charges and a net benefit of $5.0 million due to the settlement of U.S. audits and the expiration of a non-U.S. statute of limitation period during fiscal 2012.

Financial Position:

Net debt at April 1, 2012 was $257.6 million (total debt of $274.0 million less $16.4 million of cash), an increase of $17.4 million from the $240.2 million (total debt of $283.0 million less $42.8 million of cash) at March 27, 2011. Cash flows used by operating activities for the fiscal 2012 first nine months were $166.7 million compared to $100.3 million in the first nine months of fiscal 2011. Cash used in operating activities for the first nine months of fiscal 2012 was primarily related to seasonal build of inventory levels and an increase of accounts receivable during the period. Approximately $40 million of the increase in accounts receivable is due to delayed funding under the Company's new dealer inventory financing facility with GE Capital, Commercial Distribution Finance. The delayed funding to the Company reduces the overall cost of funds.

As previously announced during the first quarter of fiscal 2012, the Board of Directors of the Company authorized up to $50 million in funds for use in a common share repurchase program with an expiration of June 30, 2013. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. As of the end of the third quarter of fiscal 2012, the Company repurchased 1,459,243 shares on the open market at a total cost of $22.7 million. There were no shares repurchased in fiscal 2011.

Restructuring Actions:

The Company also announced today several additional actions being taken to execute the Company's strategy.
Beginning in fiscal 2013, the Company will no longer pursue placement of lawn and garden products at national mass retailers. The Engines Segment will continue to support lawn and garden equipment OEMs who provide lawn and garden equipment to these retailers. The Products Segment will continue to focus on innovative, higher margin products that are sold through our network of Simplicity, Snapper and Ferris dealers and regional retailers. The Company will also continue to sell pressure washers and portable and standby generators through the U.S. mass retail channel.

Briggs & Stratton also announced that production of horizontal shaft engines currently made in the Auburn, Alabama plant will move to the Company's existing production facility in Chongqing, China or be sourced from third parties in Southeast Asia. The Company previously moved smaller horizontal shaft engines to the Chongqing, China plant in 2007 where these types of engines can be made more competitively. The Company will continue to manufacture portable generators in Auburn through calendar 2012 and is evaluating alternatives with respect to manufacturing, assembling or sourcing cost effective portable generators beyond 2012. The Auburn plant will continue to produce V-Twin engines used in riding mowers and other outdoor power applications.

In addition to focusing our Products business on the dealer channel and moving certain production out of the Auburn facility, the Company also announced that it intends to reduce its salaried headcount by approximately 10% during fiscal 2012. “While we appear poised for an improved lawn and garden market here in the U.S., our longer term projections of the lawn and garden market in the U.S. and in Europe do not return to the peaks that we saw in 2004 and 2005 for the foreseeable future. We previously announced capacity reductions in our manufacturing facilities and have announced today that certain portions of our current business will not be strategic for us in the future.” said Todd Teske. “As a result, we are taking the difficult, but necessary actions, to reduce our salaried support staff as well. While it is very difficult to take these actions, it is necessary to reach our strategic goals and position Briggs & Stratton for success in the future.”

The Company anticipates approximately 250 regular employees will be affected by the Auburn, Alabama facility consolidation. The 10% reduction of the Company's salaried workforce will affect approximately 210 employees globally.

In January 2012, the Company announced plans to reduce manufacturing capacity through closure of its Newbern, Tennessee and Ostrava, Czech Republic plants as well as the reconfiguration of its plant in Poplar Bluff, Missouri. The total pre-tax costs of those actions and the actions announced today are expected to be $60 to $70 million, of which approximately $45 to $50 million of total charges will be recognized in fiscal 2012. The Company anticipates annualized pre-tax savings associated with these restructuring actions to be $30 to $35 million in fiscal 2013 and $40 to $45 million in fiscal 2014.

Outlook:

For fiscal 2012, the Company has included in its guidance the restructuring actions announced today. Including $45 million to $50 million of pre-tax charges ($27 million to $30 million after taxes) related to the restructuring activities, consolidated net income is expected to be in the range of $28 million to $41 million or $0.55 to $0.81 per diluted share prior to the potential impact of any share repurchases under the Company's previously announced share repurchase program. Excluding the restructuring actions, the Company is reaffirming that consolidated adjusted net income is expected to be in the range of $58 million to $68 million, or $1.15 to $1.35 per diluted share. Consolidated net sales for fiscal 2012 are projected to be higher than fiscal 2011 by approximately 2% to 4% depending on the level of recovery of consumer sales of lawn and garden equipment in the U.S. offset by significantly lower sales to OEMs in Europe. As previously noted, lawn and garden sales in Europe have slowed given overall economic conditions which could cause our estimates for the year to trend toward the lower end of our guidance. However, favorable weather conditions in the U.S. could positively impact sales should favorable conditions continue throughout the season. Engines Segment sales are forecasted to be lower than fiscal 2011 on lower volume primarily in Europe and improved pricing while the Products Segment sales are forecasted higher primarily due to higher volumes of lawn and garden equipment, pressure washers, and portable and standby generators. Operating income margins, excluding the restructuring charges, are projected to be in the range of 4.5% to 4.8%, and interest expense and other income are forecasted to be approximately $18 million and $6 million, respectively. The effective tax rate for the full year, excluding the restructuring charges, is projected to be in a range of 28% to 31%. Capital expenditures for the year are projected to be approximately $50 million to $55 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3546. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1563894.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, “anticipates”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America's number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2012	2011	2012	2011
NET SALES	$720,097	$720,333	$1,565,341	$1,504,773
COST OF GOODS SOLD	573,221	570,784	1,278,531	1,214,910
RESTRUCTURING CHARGES	19,764	—	19,764	—
Gross Profit	127,112	149,549	267,046	289,863

ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	73,668	70,997	214,638	216,012
Income from Operations	53,444	78,552	52,408	73,851

INTEREST EXPENSE	(4,811)	(4,513)	(13,945)	(18,679)
OTHER INCOME	1,566	2,207	4,749	5,280
Income before Income Taxes	50,199	76,246	43,212	60,452

PROVISION FOR INCOME TAXES	10,262	24,725	5,798	18,298
Net Income	$39,937	$51,521	$37,414	$42,154

Average Shares Outstanding	48,882	49,726	49,323	49,672
BASIC EARNINGS PER SHARE	$0.82	$1.03	$0.75	$0.85

Diluted Average Shares Outstanding	49,857	50,465	50,264	50,243
DILUTED EARNINGS PER SHARE	$0.80	$1.02	$0.74	$0.84

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2012	2011	2012	2011
NET SALES:
Engines	$498,009	$503,809	$987,486	$1,007,250
Products	281,271	267,535	731,969	621,484
Inter-Segment Eliminations	(59,183)	(51,011)	(154,114)	(123,961)
Total *	$720,097	$720,333	$1,565,341	$1,504,773

* International sales based on product shipment destination included in net sales	$203,276	$217,228	$529,709	$543,687

GROSS PROFIT:
Engines	$100,320	$124,362	$186,555	$235,567
Products	27,246	25,828	81,675	55,219
Inter-Segment Eliminations	(454)	(641)	(1,184)	(923)
Total	$127,112	$149,549	$267,046	$289,863

INCOME (LOSS) FROM OPERATIONS:
Engines	$55,051	$77,463	$51,875	$92,312
Products	(1,153)	1,730	1,717	(17,538)
Inter-Segment Eliminations	(454)	(641)	(1,184)	(923)
Total	$53,444	$78,552	$52,408	$73,851

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the change in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2012	2011	2012	2011

Net Income	$39,937	$51,521	$37,414	$42,154
Tax effected charges to reported net income:
Restructuring Charges[1]	9,590	—	9,590	—
Organization Changes Charge[2]	—	—	—	2,158
Debt Redemption Costs[3]	—	—	—	2,396
Adjusted Net Income	$49,527	$51,521	$47,004	$46,708

Diluted Earnings Per Share	$0.80	$1.02	$0.74	$0.84
Tax effected charges to reported diluted earnings per share:
Restructuring Charges[1]	0.19	—	0.19	—
Organization Changes Charge[2]	—	—	—	0.04
Debt Redemption Costs[3]	—	—	—	0.05
Adjusted Diluted Earnings Per Share	$0.99	$1.02	$0.93	$0.93

[1] Represents charges of $19,764 net of $10,174 of taxes.
[2] Represents a $3,538 charge tax affected at a blended marginal tax rate of 39%.
[3] Represents costs of $3,928 tax affected at a blended marginal tax rate of 39%.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended March
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2012	2011	2012	2011
GROSS PROFIT:
Engines
Gross Profit	$100,320	$124,362	$186,555	$235,567
Restructuring Charges	9,943	—	9,943	—
Adjusted Engines Gross Profit	$110,263	$124,362	$196,498	$235,567

Products
Gross Profit	27,246	25,828	81,675	55,219
Restructuring Charges	9,821	—	9,821	—
Adjusted Products Gross Profit	$37,067	$25,828	$91,496	$55,219

Inter-Segment Eliminations	(454)	(641)	(1,184)	(923)
Adjusted Gross Profit	$146,876	$149,549	$286,810	$289,863

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Income (Loss) from Operations for the Fiscal Periods Ended March
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal March		Nine Months Ended Fiscal March
	2012	2011	2012	2011
INCOME (LOSS) FROM OPERATIONS:
Engines
Income from Operations	$55,051	$77,463	$51,875	$92,312
Restructuring Charges	9,943	—	9,943	—
Organization Changes Charge	—	—	—	559
Adjusted Engines Income from Operations	$64,994	$77,463	$61,818	$92,871

Products
Income (Loss) from Operations	(1,153)	1,730	1,717	(17,538)
Restructuring Charges	9,821	—	9,821	—
Organization Changes Charge	—	—	—	2,978
Adjusted Products Income (Loss) from Operations	$8,668	$1,730	$11,538	$(14,560)

Inter-Segment Eliminations	(454)	(641)	(1,184)	(923)
Adjusted Income from Operations	$73,208	$78,552	$72,172	$77,388

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal March
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2012	2011
Cash and Cash Equivalents	$16,445	$42,816
Accounts Receivable, Net	485,811	478,004
Inventories	480,202	465,562
Deferred Income Tax Asset	42,924	48,485
Assets Held For Sale	10,846	4,000
Other	24,551	15,382
Total Current Assets	1,060,779	1,054,249

OTHER ASSETS:
Goodwill	205,354	253,681
Investments	21,583	18,368
Debt Issuance Costs, Net	5,975	5,156
Other Intangible Assets, Net	87,677	89,561
Deferred Income Tax Asset	21,827	63,969
Other Long-Term Assets, Net	9,162	9,293
Total Other Assets	351,578	440,028

PLANT AND EQUIPMENT:
At Cost	1,033,202	1,005,088
Less - Accumulated Depreciation	724,709	677,676
Plant and Equipment, Net	308,493	327,412
	$1,720,850	$1,821,689

CURRENT LIABILITIES:	2012	2011
Accounts Payable	$224,045	$223,912
Short-Term Debt	3,000	3,000
Accrued Liabilities	155,459	171,683
Total Current Liabilities	382,504	398,595

OTHER LIABILITIES:
Accrued Pension Cost	160,804	267,761
Accrued Employee Benefits	24,321	23,178
Accrued Postretirement Health Care Obligation	108,054	122,481
Other Long-Term Liabilities	30,520	26,855
Long-Term Debt	271,000	280,000
Total Other Liabilities	594,699	720,275

SHAREHOLDERS' INVESTMENT:
Common Stock and Additional Paid-in Capital	81,486	79,618
Retained Earnings	1,113,665	1,116,303
Accumulated Other Comprehensive Loss	(240,658)	(299,302)
Treasury Stock, at Cost	(210,846)	(193,800)
Total Shareholders' Investment	743,647	702,819
	$1,720,850	$1,821,689

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended Fiscal March

CASH FLOWS FROM OPERATING ACTIVITIES:	2012	2011
Net Income	$37,414	$42,154
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	47,590	46,550
Stock Compensation Expense	4,497	8,773
Loss on Disposition of Plant and Equipment	81	1,353
Provision (Benefit) for Deferred Income Taxes	2,820	(690)
Pension Cash Contributions	(24,134)	—
Non-Cash Restructuring Charges	14,263	—
Change in Operating Assets and Liabilities:
Increase in Accounts Receivable	(237,800)	(187,030)
Increase in Inventories	(56,411)	(63,030)
Decrease in Other Current Assets	18,349	12,970
Increase in Accounts Payable and Accrued Liabilities	33,605	43,165
Other, Net	(6,961)	(4,558)
Net Cash Used in Operating Activities	(166,687)	(100,343)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(31,815)	(32,507)
Proceeds Received on Disposition of Plant and Equipment	175	82
Payments Made for Acquisitions, Net of Cash Acquired	(2,673)	—
Net Cash Used in Investing Activities	(34,313)	(32,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	46,000	55,000
Proceeds from Long-Term Debt Financing	—	225,000
Debt Issuance Costs	(2,007)	(4,994)
Repayments on Long-Term Debt	—	(203,698)
Dividends Paid	(11,041)	(11,074)
Stock Option Exercise Proceeds and Tax Benefits	235	790
Treasury Stock Purchases	(22,689)	—
Net Cash Provided by Financing Activities	10,498	61,024

EFFECT OF EXCHANGE RATE CHANGES	(2,692)	(1,994)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(193,194)	(73,738)
CASH AND CASH EQUIVALENTS, Beginning	209,639	116,554
CASH AND CASH EQUIVALENTS, Ending	$16,445	$42,816